Exhibit 99.1

Shawn Mural Named Senior Vice President and Chief Financial Officer at V2X

McLean, Va. (October 2, 2023) – /PRNewswire/ -- V2X, Inc. (NYSE: VVX), today announced Shawn Mural has been appointed as its Senior Vice President and Chief Financial Officer (CFO). In this role, Mural will oversee all finance and accounting functions, including controllership, finance operations, planning, tax, treasury, investor relations, and corporate development.

Mr. Mural joins V2X from RTX Corporation and its subsidiaries (“RTX”), where he served in various capacities of increasing responsibility and most recently as Vice President of Finance and CFO of Raytheon. Over his 24 years at RTX, Shawn’s experience in various leadership roles, as well as managing large integration and operational excellence-related activities, will help support the future growth of V2X.

“As we continue to the next phase of the company’s growth, Shawn brings strong financial leadership and deep knowledge and understanding of the aerospace and defense industry,” said Chuck Prow, President and Chief Executive Officer of V2X. “I look forward to working alongside him as we continue to execute the V2X strategy.”

This appointment follows Susan Lynch’s retirement from the company. The V2X team thanks Susan for her dedicated service and wishes her every success in future endeavors.

About V2X

V2X builds smart solutions designed to integrate physical and digital infrastructure – from base to battlefield – by aligning people, actions, and outputs. Formed by the merger of Vectrus and Vertex, we bring a combined 120 years of successful mission support. Our lifecycle solutions improve security, streamline logistics, and enhance readiness.

The Company delivers a comprehensive suite of integrated solutions across the operations and logistics, aerospace, training, and technology markets to national security, defense, civilian and international clients. Our global team of approximately 15,000 employees brings innovation to every point in the mission lifecycle, from preparation to operations to sustainment, as it tackles the most complex challenges with agility, grit, and dedication.

Media Contact

Angelica Spanos Deoudes

Senior Media Strategist

Communications@goV2X.com

571-338-5195

Investor Contact

Michael Smith

Vice President, Treasury, Corporate Development and Investor Relations

IR@goV2X.com

SOURCE V2X, Inc.